UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           IRVINE SENSORS CORPORATION
                           --------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   463664 50 8
                                  ------------
                                 (CUSIP Number)


                                June 30, 2003
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

                                  SCHEDULE 13G/A


CUSIP No. 463664 50 8                                         Page 2 of 11 Pages
--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
            Mercator Momentum Fund, L.P. (the "Fund")            EIN:03-0021366
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)    [ ]
                                                                      (b)    |X|
--------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
      SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
     OWNED BY
       EACH            6     SHARED VOTING POWER
    REPORTING
      PERSON                 1,137,019
                   -------------------------------------------------------------

                       7     SOLE DISPOSITIVE POWER

                             0
                   -------------------------------------------------------------

                       8     SHARED DISPOSITIVE POWER

                             1,137,019
--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,137,019
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES                                                           |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            9.99%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A


CUSIP No. 463664 50 8                                         Page 3 of 11 Pages
--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1                                                            EIN:32-0056070
            Mercator Momentum Fund III, L.P. (the "Momentum Fund III")
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)    [ ]
                                                                      (b)    |X|
--------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
      SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
     OWNED BY
       EACH            6     SHARED VOTING POWER
    REPORTING
      PERSON                 1,137,019
                   -------------------------------------------------------------

                       7     SOLE DISPOSITIVE POWER

                             0
                   -------------------------------------------------------------

                       8     SHARED DISPOSITIVE POWER

                             1,137,019
--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,137,019
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES                                                           |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            9.99%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A


CUSIP No. 463664 50 8                                         Page 4 of 11 Pages
--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
            Mercator Advisory Group, LLC ("MAG")                  EIN: 300021359
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
                                                                  (b)  [X]
--------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            California
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
      SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
     OWNED BY
       EACH            6     SHARED VOTING POWER
    REPORTING
      PERSON                 1,137,019, all of which are held by the Momentum
                             Fund and Momentum Fund III (collectively, the
                             "Funds"). MAG is the general partner of Funds.
                   -------------------------------------------------------------

                       7     SOLE DISPOSITIVE POWER

                             0
                   -------------------------------------------------------------

                       8     SHARED DISPOSITIVE POWER

                             1,137,019, all of which are held by the Funds.
                             MAG is the general partner of Fund.
--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,137,019
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES                                                           |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            9.99%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IA
--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A


CUSIP No. 463664 50 8                                         Page 5 of 11 Pages
--------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     1
            David F. Firestone
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
                                                                        (b)  [X]
--------------------------------------------------------------------------------
     3      SEC USE ONLY
--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    NUMBER OF
      SHARES                 0
   BENEFICIALLY    -------------------------------------------------------------
     OWNED BY
       EACH            6     SHARED VOTING POWER
    REPORTING
      PERSON                 1,137,019, all of which are held by the Funds.
                             David F. Firestone is Managing Member of MAG.
                   -------------------------------------------------------------

                       7     SOLE DISPOSITIVE POWER

                             0
                   -------------------------------------------------------------

                       8     SHARED DISPOSITIVE POWER

                             1,137,019, all of which are held by the Funds. David F. Firestone is Managing Member of MAG.
--------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,137,019
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES                                                           |_|
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            9.99%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

Item 1. Issuer.

     (a) The name of the issuer is Irvine Sensors Corporation (the "Issuer").

     (b) The address of the Issuer's principal executive office is 3001 Redhill Avenue, Building 4, Costa Mesa, CA 92626.

Item 2. Reporting Person and Security.

     (a) The Funds are private investment limited partnerships organized under California law. The general partner of each of the Funds is Mercator Advisory Group, LLC, a California limited liability company. David F. Firestone is the Managing Member of Mercator Advisory Group, LLC.

     (b) The business address of each of the Funds, Mercator Advisory Group, LLC, and David F. Firestone is 555 S. Flower Street, Suite 4500, Los Angeles, CA 90071.

     (c) Each of the Funds is a California limited partnership. Mercator Advisory Group, LLC, its general partner, is a California limited liability company.

     (d) The title of the class of securities to which this statement relates is the common stock, of the Issuer (the "Common Stock").

     (e) The CUSIP number is 463664-50-8.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [ ] Broker or dealer  registered under Section 15 of the Act (15 U.S.C.
78o).

     (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [ ]   An   investment    adviser   in   accordance   with   Section
240.13d-1(b)(1)(ii)(E).

     (f) [ ] An employee  benefit  plan or  endowment  fund in  accordance  with
Section 240.13d-1(b)(1)(ii)(F).

     (g) [ ] A parent  holding  company or  control  person in  accordance  with
Section 240.13d-1(b)(1)(ii)(G).

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

        Not Applicable.

Item 4. Ownership.

        On June 30, 2003 pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") the Funds purchased from the Issuer 750,000 shares of the Issuer's Common Stock at $1.40 per share (the "Common Stock").

        The Funds also received Warrants (the "Warrants") to acquire up to a total of 200,000 shares of the Issuer's common stock. If the Funds were to exercise all of the Warrants they would collectively own 950,000 shares of the Issuer's common stock. Pursuant to the terms of the Subscription Agreement, the number of shares of the Issuer's common stock issuable upon exercise of the Warrants is limited so that upon exercise the Funds shall in no event equal more than 9.99% or 1,137,019 shares of the Issuer's common stock.

Item 5. Ownership of Five Percent or Less of a Class.

        If this Schedule is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__]

        Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

        If a parent holding company or control person has filed this Schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this Schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         Not Applicable.

Item 8. Identification and Classification of Members of the Group.

        If a group has filed this Schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this Schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

        Not Applicable.

Item 9. Notice of Dissolution of Group.

        Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         Not Applicable.

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date  August 15, 2003                  MERCATOR MOMENTUM FUND, L.P.

                                       By: MERCATOR ADVISORY GROUP, LLC, its
                                           general partner

                                       By: /s/ David F. Firestone
                                           ____________________________________
                                           David F. Firestone, Managing Member


Date  August 15, 2003                  MERCATOR MOMENTUM FUND III, L.P.

                                       By: MERCATOR ADVISORY GROUP, LLC, its
                                           general partner

                                       By: /s/ David F. Firestone
                                          ____________________________________
                                           David F. Firestone, Managing Member


Date  August 15, 2003                  MERCATOR ADVISORY GROUP, LLC


                                        By: /s/ David F. Firestone
                                          ____________________________________

                                           David F. Firestone, Managing Member


Date  August 15, 2003                  /s/ David F. Firestone
                                       _____________________________________
                                       David F. Firestone

                                  EXHIBIT INDEX

Exhibit A                  Agreement of Joint Filing

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 the Schedule 13G, dated August 15, 2003, containing the information required by Schedule 13G, for the shares of common stock issued and issuable upon exercise of certain Warrants of Irvine Sensors Corporation held by Mercator Momentum Fund, L.P., and Mercator Momentum Fund III, L.P., and such other holdings as may be reported therein.

Dated: August 15, 2003

MERCATOR MOMENTUM FUND, L.P.

By: MERCATOR ADVISORY GROUP, LLC, its general partner


By: /s/ David F. Firestone
    ____________________________________
    David F. Firestone, Managing Member



MERCATOR MOMENTUM FUND III, LP

By: MERCATOR ADVISORY GROUP, LLC, its
       general partner

By: /s/ David F. Firestone
    ____________________________________
    David F. Firestone, Managing Member


MERCATOR ADVISORY GROUP, LLC

By: /s/ David F. Firestone
    ____________________________________
    David F. Firestone, Managing Member


/s/ David F. Firestone
_______________________________________
David F. Firestone